U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

WEXFORD CAPITAL LLC (f/k/a Wexford Management LLC)
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   (Last)                           (First)             (Middle)
c/o Wexford Capital LLC
411 West Putnam Avenue
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                                    (Street)

Greenwich                             CT                  06830
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

AVIVA PETROLEUM, INC. (AVV)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                     3/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          3/2-3/23/01    S               3,651,503   D               3              I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/2-3/23/01    S                 670,040   D               5              I         (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/2-3/23/01    S                 933,814   D               4              I         (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          3/2-3/23/01    S                 183,282   D               2              I         (4)
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

*Represents average sales prices.

See footnotes on EXHIBIT "A" attached hereto.




By: /s/ Arthur H. Amron                                   March 30, 2001
   ---------------------------------------            -----------------------
      **Signature of Reporting Person                         Date
   Arthur H. Amron, Senior Vice President

See joint filers information attached as EXHIBIT "B" hereto.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                              EXHIBIT "A" TO FORM 4


(1) Owned by Wexford Special Situations 1996, LP, which is a member of a "group" with Wexford Capital LLC for purposes of Section 13(d) of the Securities & Exchange Act of 1934, as amended. Wexford Capital LLC is an Investment Advisor to Wexford Special Situations 1996, LP. Charles
         E. Davidson and Joseph M. Jacobs are control persons of Wexford Capital LLC.

(2) Owned by Wexford Special Situations 1996 Institutional, LP, which is a member of a "group" with Wexford Capital LLC for purposes of Section 13(d) of the Securities & Exchange Act of 1934, as amended. Wexford Capital LLC is an Investment Advisor to Wexford Special Situations 1996 Institutional, LP. Charles E. Davidson and Joseph M. Jacobs are control persons of Wexford Capital LLC.

(3) Owned by Wexford-Euris Special Situations 1996, LP, which is a member of a "group" with Wexford Capital LLC for purposes of Section 13(d) of the Securities & Exchange Act of 1934, as amended. Wexford Capital LLC is an Investment Advisor to Wexford-Euris Special Situations 1996, LP. Charles E. Davidson and Joseph M. Jacobs are control persons of Wexford Capital LLC.

(4) Owned by Wexford Special Situations 1996 Limited, which is a member of a "group" with Wexford Capital LLC for purposes of Section 13(d) of the Securities & Exchange Act of 1934, as amended. Wexford Capital LLC is an Investment Advisor to Wexford Special Situations 1996 Limited. Charles E. Davidson and Joseph M. Jacobs are control persons of Wexford Capital LLC.

C:\TEMP\FC8156.WPD

                              EXHIBIT "B" TO FORM 4


                             JOINT FILER INFORMATION



Designated Filer:                           Wexford Capital LLC

Issuer & Ticket Symbol:                     Aviva Petroleum, Inc. (AVV)

Date of Event Requiring Statement:          March 30, 2001


Joint Filers:

Name:                                       Charles E. Davidson

Address:                                             c/o Wexford Capital LLC
                                                     411 West Putnam Avenue
                                                     Greenwich, CT 06830

Signature:                                           /s/ Charles E. Davidson
                                                     -----------------------
                                                     Charles E. Davidson



Name:                                       Joseph M. Jacobs

Address:                                             c/o Wexford Capital LLC
                                                     411 West Putnam Avenue
                                                     Greenwich, CT 06830

Signature:                                           /s/ Joseph M. Jacobs
                                                     --------------------
                                                     Joseph M. Jacobs